    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 20, 1998

                                                       REGISTRATION NO. 333-____

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                  ---------------------------------------------

                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                  ---------------------------------------------

                         CENTURY BUSINESS SERVICES, INC.
             (Exact Name of Registrant as Specified in Its Charter)

           DELAWARE                                        22-2769024
(State or Other Jurisdiction of               (I.R.S. Employer Identification
 Incorporation or Organization)                             Number)

                            10055 SWEET VALLEY DRIVE
                             VALLEY VIEW, OHIO 44125
                                 (216) 447-9000
                          (Address, Including Zip Code,
                         and Telephone Number, Including
             Area Code, of Registrant's Principal Executive Offices)

                  ---------------------------------------------

                                GREGORY J. SKODA
                            EXECUTIVE VICE PRESIDENT
                            10055 SWEET VALLEY DRIVE
                             VALLEY VIEW, OHIO 44125
                                 (216) 447-9000
                       (Name, Address, Including Zip Code,
                   and Telephone Number, Including Area Code,
                              of Agent for Service)

                      ------------------------------------

                                 With a copy to:

                               SETH R. MOLAY, P.C.
                    AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.
                         1700 PACIFIC AVENUE, SUITE 4100
                               DALLAS, TEXAS 75201
                                 (214) 969-2800

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

    From time to time after the effective date of this registration statement.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. | |

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. | |
                                                           --------------------

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. | |
                          --------------------

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE

=================================================================================================================================
    TITLE OF SHARES TO BE REGISTERED           AMOUNT TO BE        PROPOSED MAXIMUM       PROPOSED MAXIMUM       AMOUNT OF
                                              REGISTERED (1)      AGGREGATE PRICE PER    AGGREGATE OFFERING    REGISTRATION FEE
                                                                        SHARE (1)              PRICE
---------------------------------------------------------------------------------------------------------------------------------

Common Stock, par value $0.01 per share       5,723,922 shares           $16.75              $95,875,694         $28,284
=================================================================================================================================

(1) Estimated pursuant to rule 457(c) solely for the purpose of calculating the amount of the registration fee based on the average of the high and low prices of the Common Stock reported by the Nasdaq National Market on February 18, 1998

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION TO AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NEITHER BE SOLD NOR
MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NEITHER CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY NOR SHALL THERE BY ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                 Subject To Completion, Dated February 20, 1998

PROSPECTUS

                                5,723,922 SHARES

                         CENTURY BUSINESS SERVICES, INC.

                                  Common Stock

                            ------------------------

         This Prospectus relates to an aggregate of 5,723,922 shares (the "Shares") of common stock, par value $0.01 per share ("Common Stock"), of Century Business Services, Inc. ("Century" or the "Company"), a Delaware corporation formerly known as International Alliance Services, Inc., which may be offered from time to time (the "Offering") by persons (the "Selling Stockholders") who have acquired such Shares in certain private equity offerings and certain acquisitions of businesses by the Company not involving a public offering. The Shares are being registered under the Securities Act of 1933, as amended (the "Securities Act"), on behalf of the Selling Stockholders to permit the public sale or other distribution of the Shares.

         The Shares may be sold or distributed from time to time by or for the account of the Selling Stockholders, or by their pledgees on behalf of the Selling Stockholders, in transactions (which may involve crosses and block transactions) on the Nasdaq National Market ("Nasdaq") or any national securities exchange or U.S. inter-dealer quotation system of a registered national securities association on which the Shares are then listed, in the over-the-counter market, in one or more privately negotiated transactions (including sales pursuant to pledges), through the writing of options on the Shares, in a combination of such methods of distribution or by any other legally available means. This Prospectus also may be used, with the Company's consent, by donees of the Selling Stockholders, or by other persons acquiring Shares who wish to offer and sell such Shares under circumstances requiring or making desirable its use. Such methods of sale may be conducted by the Selling Stockholders at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices otherwise negotiated. The Selling Stockholders may effect such transactions directly, or indirectly through broker-dealers or agents acting on their behalf and, in connection with such sales, such broker-dealers or agents may receive compensation in the form of commissions or discounts from the Selling Stockholders and/or the purchasers of the Shares for whom they may act as agent or to whom they sell Shares as principal or both (which commissions or discounts might be in excess of customary commissions). To the extent required, the Company will file, during any period in which offers or sales are being made, one or more supplements to this Prospectus to set forth the names of donees of Selling Stockholders and any other material information with respect to the plan of distribution not previously disclosed. See "Plan of Distribution."

         The Company will not receive any of the proceeds from the sale of the Shares offered hereby. The Company will bear all expenses incident to the registration of the Shares under federal and state securities laws and the sale of the Shares hereunder other than expenses incident to the delivery of the Shares to be sold by the Selling Stockholders. Any transfer taxes payable on any Shares and any commissions and discounts payable to underwriters, agents or dealers shall be paid by the Selling Stockholders.

         The Common Stock is quoted on Nasdaq under the symbol "CBIZ." On February 18, 1998, the last reported sale price for the Common Stock as reported by Nasdaq was $17.00 per share. The Company had 47,408,618 shares of Common Stock issued and outstanding as of February 19, 1998.

         PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE MATTERS SET FORTH UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 6 OF THIS PROSPECTUS.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
                 COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
                  OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

              The date of this Prospectus is ___________ ___, 1998

                                TABLE OF CONTENTS


Available Information .................................................        2
Incorporation of Certain Documents by Reference .......................        3
The Company ...........................................................        4
Risk Factors ..........................................................        6
Use of Proceeds .......................................................       11
Selling Stockholders ..................................................       12
Plan of Distribution ..................................................       14
Legal Matters .........................................................       15
Experts ...............................................................       15
Uncertainty of Forward Looking Statements .............................       15

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"), and, in accordance therewith, files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "SEC"). The reports, proxy and information statements and other information concerning the Company can be inspected and copied at the public reference facilities maintained by the SEC at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices located at Citicorp Center, Suite 1400, 500 West Madison Street, Room 3190, Chicago, Illinois 60661 and at Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can also be obtained from the SEC at prescribed rates through the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Such documents also may be obtained through the website maintained by the SEC at http://www.sec.gov. Century Common Stock is listed on Nasdaq. Such reports, proxy statements and other information relating to CBIZ may also be inspected at the offices of Nasdaq at 1735 K Street, N.W., Washington, D.C. 20006.

         The Company has filed with the SEC a Registration Statement on Form S-3 under the Securities Act with respect to the Shares (such registration statement, including all amendments and supplements thereto, is hereinafter referred to as the "Registration Statement"). This Prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the SEC. Statements contained in this Prospectus as to the contents of any contract, agreement or other document are not necessarily complete and in each instance reference is made to the copy of such contract, agreement or other document filed as an exhibit to the Registration Statement or incorporated herein by reference, and each such statement is deemed qualified in its entirety by such reference. The Registration Statement and exhibits thereto may be inspected without charge at the public reference facilities maintained by the SEC, regional offices of the SEC and offices of the SEC and Nasdaq referred to above, and copies thereof may be obtained from the SEC at prescribed rates.

         No person has been authorized to give any information or to make any representations other than those contained in or incorporated by reference in this Prospectus in connection with the offer made by this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or the Selling Stockholders. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in the affairs of the Company since the date hereof. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any security other than the shares of Common Stock offered hereby, nor does it constitute an offer to sell or a solicitation of an offer to buy any shares of Common Stock by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents, filed by the Company (File No. 0-25890) with the SEC pursuant to the Exchange Act, are incorporated herein by reference and made a part of this Prospectus:

         (i) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997;

         (ii) the Company's Schedule 14A Proxy Statement dated April 1, 1997 relating to the 1997 Annual Meeting of Stockholders held May 6, 1997.

         (iii)    the Company's Current Report on Form 8-K dated February 20,
                  1998.

         Also incorporated by reference into this Prospectus are the following documents filed by CBIZ with the SEC pursuant to the Securities Act:

         (a) the Company's Registration Statement on Form S-4 filed with the SEC on November 14, 1997, as amended by Amendment No. 1 thereto filed with the SEC on December 9, 1997.

         All reports and other documents filed by the Company with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the Offering shall be deemed incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference herein, other than the exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates. Written or oral requests for such copies should be directed to Century Business Services, Inc., 6480 Rockside Woods Blvd., South, Suite 330, Cleveland, Ohio 44131, Attention: Investor Relations, telephone number (216) 447- 9000.

                                   THE COMPANY

         Century is a diversified services company which, acting through its subsidiaries, provides outsourced business services, including specialty insurance services, to small and medium sized commercial enterprises throughout the United States.

         The Company provides integrated services in the following areas: accounting systems, advisory and tax; employee benefits design and administration; human resources; information technology systems; payroll; specialty insurance; valuation; and workers' compensation. These services are provided through a network of 82 Company offices in 26 states, as well as through its subsidiary Comprehensive Business Services, Inc. ("Comprehensive"), a franchisor of accounting services with approximately 250 franchisee offices located in 40 states. As of December 31, 1997, the Company served approximately 60,000 clients, of which approximately 24,000 were served through the Comprehensive franchisee network. Management estimates that the Company's clients employ over one million employees, including 240,000 employed by clients of the Comprehensive franchisee network.

         In October 1996, Century completed two acquisitions pursuant to which it acquired, through a reverse merger, Century Surety Company ("CSC") and its subsidiaries (together with CSC, the "CSC Group"), which includes three insurance companies, and Commercial Surety Agency, Inc. d/b/a Century Surety Underwriters ("CSU"), an insurance agency that markets surety bonds.

         In December 1996, the Company acquired SMR & Co. Business Services ("SMR"). Through SMR, Century provides a wide range of outsourced business services, including information technology consulting, tax return preparation and compliance, tax planning, business valuation, human resource management, succession and estate planning, personal financial planning and employee benefit program design and administration to individuals and small and medium sized commercial enterprises primarily in Ohio. Pursuant to a strategic redirection of the Company initiated in November 1996, the Company began its acquisition program to expand its operations rapidly in the outsourced business services industry from its existing specialty insurance platform.

         During 1997, the Company acquired the businesses of 39 companies representing over $134 million in annualized revenues at the time of acquisition. The majority of these acquisitions have been accounted for under the purchase method of accounting. The Company anticipates future significant acquisitions will be accounted for, when possible, under the pooling of interests method of accounting. During 1997, the Company's acquisitions resulted in significant increases in goodwill, and the Company anticipates that such increases will continue as a result of future acquisitions. The excess of cost over the fair value of net assets of businesses acquired (goodwill) was approximately $89.9 million at December 31, 1997, representing approximately 31% of the Company's total assets. The Company amortizes goodwill on a straight line basis over periods not exceeding 30 years.

         The Company has completed from December 31, 1997 through February 17, 1998, or has publicly announced as pending, an additional seven acquisitions representing over $46 million in annualized revenues. These acquisitions are not included in the results of operations for the period ended December 31, 1997. The Company believes that substantial additional acquisition opportunities exist in the outsourced business services industry.

         The Company's strategy is to grow aggressively as a diversified services company by expanding its recently acquired outsourced business services and specialty insurance operations through internal growth and additional acquisitions in such industries.

         Century was formed as a Delaware corporation in 1987 under the name Stout Associates, Inc. and primarily supplied hazardous waste services. In 1992, the Company was acquired by Republic Industries, Inc. ("RII"). In April 1995, RII effected a spin-off of its hazardous waste operations through a distribution of common stock to the stockholders of record of RII. At such time, the Company was named "Republic Environmental Services, Inc." and was traded on the Nasdaq National Market under the symbol "RESI". In June 1996, the Company changed its name to "International Alliance Services, Inc." and began trading under the symbol "IASI" in anticipation of the merger with the CSC Group and CSU. The name change signaled a new direction for the Company away from its hazardous waste business. In furtherance of its strategic redirection towards business services, the Company successfully divested its hazardous waste operations in two separate transactions completed in July and September 1997. On December 23, 1997, the Company changed its name to Century Business Services, Inc. and began trading under the symbol "CBIZ".

         The principal executive office of Century is located at 10055 Sweet Valley Drive, Valley View, Ohio, 44125, and its telephone number is (216) 447-9000. In March 1998, the Company's principal executive office will be relocated to 6480 Rockside Woods Blvd., South, Suite 330, Cleveland, Ohio 44131. Its telephone number will remain the same.

                                  RISK FACTORS

In addition to the other information set forth and incorporated by reference in this Prospectus, prospective purchasers of the Shares should consider carefully the following risk factors in evaluating an investment in the Company.

ACQUISITION STRATEGY RISKS

         The Company intends to continue to grow significantly through the acquisition of additional strategic and complementary businesses. However, there can be no assurance that the Company will be able to identify appropriate acquisition candidates or, to the extent identified, acquire such additional businesses on terms favorable to the Company or at all. In addition, the Company expects to face competition for acquisition candidates, which may limit the number of appropriate acquisition opportunities and may lead to higher acquisition prices. Furthermore, acquisitions involve a number of special risks, including possible adverse effects on the Company's operating results, diversion of management's attention, failure to retain key personnel of the acquired business and risks associated with unanticipated events or liabilities, some or all of which could have a material adverse effect on the Company's business, financial condition and results of operations. As a result, there can be no assurance that businesses acquired in the future will achieve anticipated revenues and earnings.

FINANCING OF ACQUISITIONS

         The timing, size and success of the Company's acquisition efforts and the associated capital commitments cannot be readily predicted. The Company currently intends to finance future acquisitions by using shares of its Common Stock for a significant portion of the consideration to be paid. In the event that the Common Stock does not maintain a sufficient market value, or potential acquisition candidates are otherwise unwilling to accept Common Stock as part of the consideration for the sale of their businesses, the Company may be required to utilize more of its cash resources, if available, to maintain its acquisition program. If the Company does not have sufficient cash resources, its growth could be limited unless it is able to obtain additional capital through debt or equity financing. The Company has established a bank line of credit and maintains a universal shelf registration to fund its working capital and acquisition needs; however, there can be no assurance that the Company will be able to maintain the line of credit, access the public securities markets or obtain other financing for its acquisition program at such times and on such terms that the Company deems acceptable.

ABILITY TO MANAGE GROWTH AND INTEGRATE RECENTLY ACQUIRED BUSINESSES

         The Company's business has grown significantly in size and complexity over the past year, placing significant demands on the Company's management, systems, internal controls and financial and physical resources. In order to meet such demands, the Company intends to continue to hire new employees and invest in new equipment and make other capital expenditures. In addition, the Company expects that it will need to further develop its financial and managerial controls and reporting systems and procedures to accommodate any future growth. Failure to expand any of the foregoing areas in an efficient manner could have a material adverse effect on the Company's business, financial condition and results of operations. The Company is currently in the process of integrating recent acquisitions with the Company's business and, in doing so, will need to manage various businesses and their employees in geographically diverse areas. There can be no assurance that the Company can successfully integrate any acquired business into the Company without substantial costs, delays or other operational or financial problems. Moreover, any inability to manage growth effectively could have a material adverse effect on the Company's business, financial condition and results of operations.

RISKS RELATED TO INTANGIBLE ASSETS

         Recent acquisitions have resulted in significant increases in goodwill, and the Company anticipates that such increases will continue as a result of future acquisitions. The excess of cost over the fair value of net assets of businesses acquired (goodwill) was approximately $89.9 at December 31, 1997, representing approximately 31% of the

Company's total assets. The Company amortizes goodwill on a straight line basis for periods not exceeding 30 years. There can be no assurance that the value of intangible assets will ever be realized by the Company. On an ongoing basis, the Company makes an evaluation of whether events and circumstances indicate that all or a portion of the carrying value of intangible assets may no longer be recoverable, in which case an additional charge to earnings may be necessary. Although at December 31, 1997, the net unamortized balance of intangible assets is not considered to be impaired, any future determination requiring the write-off of a significant portion of unamortized intangible assets could have a material adverse effect on the Company's business, financial condition and results of operations.

RISKS ASSOCIATED WITH PROFESSIONAL SERVICE PROVIDERS

         The Company's employee benefits and pension administration and tax services are subject to various risks resulting from errors and omissions in processing and filing benefit and pension plan forms and tax returns in accordance with governmental regulations and the respective plans. The Company processes data received from employees and employers and may be subject to liability for any late or misfiled plan forms or tax returns. There can be no assurance that the Company's insurance will cover all such liabilities or, if it does, that the coverage for such liabilities will be adequate. In addition, failure to properly file plan forms or tax returns could have a material adverse effect on the Company's reputation and adversely affect its relationships with existing clients and its ability to gain new clients. The Company's employee benefits and pension administration and tax services are also dependent upon government regulations, which are subject to continuous change that could reduce or eliminate the need for such services. In addition, the Company's other professional business services, including accounting, valuation and financial planning, entail an inherent risk of professional malpractice and other similar claims.

         The Company maintains errors and omissions insurance coverage that it believes will be adequate both as to risks and amounts. Although management believes that the Company's insurance coverage amounts are adequate, there can be no assurance that the Company's actual future claims will not exceed the coverage amounts. If the Company experiences a large claim on its insurance, the rates for such insurance may increase. The Company's ability to incorporate such increases into service fees to clients could be constrained by contractual arrangement with clients. As a result, such insurance rate increases could have a material adverse effect on the Company's business, financial condition and results of operations.

COMPETITION

         The outsourced business services industry has been highly competitive in recent years. This has resulted in the consolidation of many companies and strategic alliances across industry lines. Competition is particularly acute among small and medium sized providers because larger providers or strategic alliances with larger providers can create service and price distortions in the market place. The Company competes with these large providers, in-house employee services departments, local outsourcing companies and independent consultants. In addition, the Company may also compete with marketers of related services and products that may offer outsourced business services in the future. In recent years, competition in the specialty insurance industry has lead to the consolidation of some of the industries' largest companies. Competition is particularly acute among smaller specialty carriers like the Company because the market niches exploited by these carriers are small and can be penetrated by a larger carrier that elects to cut prices or expand coverage.

         The Company has also experienced, and expects to continue to experience, competition from new entrants into its markets. Increased competition could result in pricing pressures, loss of market share and loss of clients, any of which could have a material adverse effect on the Company's business, financial condition and results of operations. Many of the Company's competitors have longer operating histories and significantly greater financial, technical, marketing and other resources than the Company, including name recognition, with current and potential customers. Accordingly, new competitors or alliances among competitors may emerge and rapidly acquire significant market share. There can be no assurance that the Company will be able to compete successfully against current and future competitors, or that competitive pressure faced by the Company will not have a material adverse effect on its business, financial condition and results of operations.

NEED TO ATTRACT AND RETAIN EXPERIENCED PERSONNEL

         The Company's success depends to a significant degree on its ability to attract and retain experienced employees. There is substantial competition for experienced personnel, which the Company expects to continue. Many of the companies with which the Company competes for experienced personnel have greater financial and other resources than the Company. In the future, the Company may experience difficulty in recruiting and retaining sufficient numbers of qualified personnel. The inability of the Company to attract and retain experienced personnel could have a material adverse effect on its business, financial condition and results of operations.

DEPENDENCE ON KEY PERSONNEL

         The Company depends and will continue to depend in the foreseeable future on the services of its executive officers and key employees with extensive experience and expertise in the outsourced business services industry. The ability of the Company to retain its officers and key employees is important to the success of the Company. The loss of key personnel, whether by resignation or otherwise, could have a material adverse effect on the Company. The Company does not maintain key personnel insurance on any of its officers or employees.

RELIANCE ON INFORMATION PROCESSING SYSTEMS

         The Company's business depends, in part, upon its ability to store, retrieve, process and manage significant databases and periodically to expand and upgrade its information processing capabilities. Interruption or loss of the Company's information processing capabilities through loss of stored data, security breach, breakdown or malfunction of computer equipment or software systems, telecommunications failure, conversion difficulties or damage to the Company's computer equipment or software systems could have a material adverse effect on the Company. There can be no assurance that the precautions the Company has taken to protect itself from or minimize the impact of such events will be adequate. Any damage to the Company's data information processing system, failure of telecommunications links or breach of the security of the Company's computer systems could result in an interruption of the Company's operations or other losses which may not be covered by the Company's insurance. Any such event could have a material adverse effect on the Company's business, financial condition and results of operations. The Company has reviewed and continues to review its computer equipment and software systems with regard to "Year 2000" problems. The Company has formulated a plan and methodology for addressing "Year 2000" problems and is currently implementing such plan. "Year 2000" problems, if they were to occur, could have a material adverse effect on the Company's business, financial condition and results of operations.

INADEQUATE PRICING RISK OF INSURANCE

         During 1997, approximately 35% of the Company's revenues were from its specialty insurance services. The primary risk of any insurance carrier is the risk of inadequate pricing, which is a problem that manifests itself in the form of an unexpectedly high level of claims after policy issuance. The Company utilizes a variety of actuarial and qualitative methods to set price levels. Ultimately, however, pricing depends upon an evaluation of prior experience as a predictor of future experience. Events or trends that have not occurred in the past may not be anticipated for the future and, therefore, could result in inadequate pricing leading to elevated levels of losses. Such losses, if they were to occur, could have a material adverse effect on the Company's business, financial condition and results of operations.

UNANTICIPATED LOSSES DUE TO INADEQUATE RESERVE ESTIMATES

         When claims are made under insurance policies written by the Company, the ultimate amount of liability cannot be determined until claims are paid to the satisfaction of the insured or until litigation finally determines liability in disputed cases. Since the process of litigation and settlement can continue for years, the Company can only assess its ultimate liability (and the ultimate expense of litigating disputed issues) by estimation. These estimates, or reserves for losses and loss adjustment expense (which, as of December 31, 1997, were approximately $50.7 million), are, like prices, determined by a variety of actuarial and qualitative methods based on prior experience. There can be no assurance that such reserves will be sufficient to cover the ultimate liabilities of the Company for insurance policy and surety bond exposures.

         The Company uses a reserving system which it believes will enable it to meet its claims obligations. Due to the nature of some of the coverages written, claims may be presented which may not be settled for many years after they are incurred; thus, subjective judgments as to the ultimate exposure to losses are an integral and necessary component of the loss reserving process. The Company regularly reviews reserves, using a variety of statistical and actuarial techniques to analyze current claim costs, frequency and severity data, and prevailing economic, social and legal factors. Reserves established in prior years are adjusted as dictated by changes in loss experience and as new information becomes available. An integral part of the reserve policy of the Company includes a reserve for incurred but not reported ("IBNR") losses. There can be no assurance that the assumptions upon which reserves are based are valid or will be valid in the future. To help assure the adequacy of its IBNR reserves and individual case reserves, the Company submits to an annual review by professional actuaries who test reserve adequacy with a variety of sophisticated mathematical models. In recent years, such actuaries have certified that reserve levels of the Company are adequate. There can be no assurance, however, that the modeling techniques of these actuaries will correctly forecast the adequacy of the Company's reserves. The inadequacy of the Company's insurance reserves may result in unanticipated losses which could have a material adverse effect on its business, financial condition and results of operations.

INADEQUATE REINSURANCE PROTECTION OF INSURANCE LIABILITIES

         The Company depends heavily on reinsurers to assume a substantial portion of the insurance liability exposures underwritten by it. Failure by one or more reinsurers (who are assuming risks from many sources over which the Company has no control) could have a material adverse effect on the Company's performance, since the Company would then be obligated to pay all or a portion of the failed reinsurer's portion of losses. Moreover, the adequacy of reinsurance (even assuming the solvency of all reinsurers) is a matter of estimation. As with pricing and reserving, procurement of reinsurance is premised upon assumptions about the future based upon past experience. Unanticipated events or trends could produce losses inadequately covered by reinsurance which could have a material adverse effect on the Company's business, financial condition and results of operations.

CHANGE IN GOVERNMENTAL REGULATION

         The Company is affected by legislative law changes with respect to its provision of payroll, employee benefits and pension plan administration, tax, accounting and workers' compensation design and administration services. Legislative changes may expand or contract the types and amounts of business services that are required by individuals and businesses. There can be no assurance that future laws will provide the same or similar opportunities to provide business consulting and management services to individuals and businesses that are provided today by existing laws. The Company is also affected by both judicial and legislative law changes with respect to its specialty insurance business. Judicial expansion of terms of coverage can increase risk coverage beyond levels contemplated in the underwriting and pricing process. In addition, surety bond coverages that are established by statute may be adversely affected by legislative or administrative changes of law. When government agencies change the threshold for requiring surety, the demand for surety bonds is directly affected. An increase in the threshold for requiring surety could have a material adverse effect on the Company's business, financial condition and results of operations.

MARKET REVERSES IN INVESTED ASSET PORTFOLIO

         Investment of the Company's assets is critical to the maintenance of the Company's solvency and profitability. The Company maintains a policy of investing primarily in debt instruments of government agencies and corporate entities with quality ratings of A- or better, and diversifying investments sufficiently to minimize the risk of a substantial reverse or default in any one investment. These policies are articulated by a written policy statement and overseen by a formal investment committee of senior Company officials. The Company also employs professional investment advisers to counsel it on matters of policy as well as individual investment transactions, although these advisers have no discretionary authority to deploy the Company's assets. Notwithstanding these measures, an aggregation of serious reverses or defaults in the investment portfolio could have a material adverse effect on the Company's business, financial condition and results of operations.

CONTROL BY EXISTING STOCKHOLDERS

         As of February 13, 1998, the Company's executive officers, directors and principal stockholders beneficially owned an aggregate of 35,882,759 shares of Common Stock of the Company (including shares that may be acquired upon exercise of options or warrants within 60 days after the date of this Prospectus), constituting approximately 56.0% of the outstanding shares of Common Stock. In addition, as of said date, Messrs. DeGroote and Huizenga beneficially owned an aggregate of 22,691,556 shares of Common Stock of the Company (including shares that may be acquired upon exercise of options or warrants within 60 days after the date of this Prospectus, but excluding 500,000 shares for which Mr. DeGroote has subscribed subject to stockholder approval), constituting approximately 37.9% of the outstanding shares of the Common Stock. Accordingly, such persons are in a position to have significant influence with regard to or control actions that require the consent of the holders of a majority of the Company's outstanding voting stock, including the election of directors.

ANTI-TAKEOVER EFFECT OF DELAWARE GENERAL CORPORATION LAW

         Certain provisions of the Delaware General Corporation Law may discourage takeover attempts that have not been approved by the Board of Directors.

VOLATILITY OF TRADING PRICE

         The quoted price of the Common Stock could fluctuate widely in response to variations in the Company's quarterly operating results, changes in earnings estimates by securities analysts, changes in the Company's business and changes in general market or economic conditions. In addition, in recent years, the stock market has experienced extreme price and volume fluctuations which have significantly affected the quoted prices of the securities of many growth companies without regard to their specific operating performance. Such market fluctuations could have a material adverse effect on the quoted price of the Common Stock.

POSSIBLE DEPRESSING EFFECT OF FUTURE SALES OF THE COMPANY'S COMMON STOCK

         Future sales of Common Stock, or the perception that such sales could occur, could adversely affect the market price of the Company's Common Stock. There can be no assurance as to when, and how many of, the Shares will be sold and the effect such sales may have on the market price of the Company's Common Stock. As of the date of this Prospectus, the Company has registered under the Securities Act an aggregate of 43,222,803 shares of the Company's Common Stock for resale by certain selling stockholders from time to time under this and certain other shelf registration statements. In addition, the Company has registered under the Securities Act pursuant to a universal shelf registration statement an aggregate of $125 million of the Company's Common Stock, debt securities and warrants to purchase Common Stock or debt securities to be offered from time to time to the public and has registered pursuant to an acquisition shelf registration statement an aggregate of 7,729,468 shares of the Company's Common Stock to be issued from time to time in connection with acquisitions. In addition, 23,444,558 shares of the Company's Common Stock, which include shares issuable upon the exercise of warrants, remain subject to various lock-up agreements. The terms of such lock-up agreements will expire with respect to 15,193,232 of such shares prior to December 31, 1998, and the Company is obligated to register such shares under the Securities Act for resale from time to time. Such securities may or may not be subject to resale restrictions in accordance with the Securities Act and the regulations promulgated thereunder. As such restrictions lapse or if such shares are registered for sale to the public, such securities may be sold to the public. In the event of the issuance and subsequent resale of a substantial number of shares of the Company's Common Stock, or a perception that such sales could occur, there could be a material adverse effect on the prevailing market price of the Company's Common Stock.

NO DIVIDENDS

         Since April 27, 1995, the Company has not paid cash dividends on its Common Stock, and the Company's Board of Directors does not anticipate paying cash dividends in the foreseeable future. The Company currently intends to retain future earnings to finance the ongoing operations and growth of the business. The payment of dividends in the future will depend upon business decisions that will be made by the Board of Directors of the Company from time to time based upon the results of operations and financial condition of the Company and its subsidiaries and such other considerations as the Board of Directors considers relevant. In addition, the Company's credit facility contains restrictions on the Company's ability to pay dividends..

                                 USE OF PROCEEDS

         The Company will not receive any of the proceeds from the sale of the Shares offered hereby. The Company will bear all expenses incident to the registration of the Shares under federal and state securities laws and the sale of the Shares hereunder other than expenses incident to the delivery of the Shares to be sold by Selling Stockholders. Any transfer taxes payable on any Shares and any commissions and discounts payable to underwriters, agents or dealers shall be paid by the Selling Stockholders.

                              SELLING STOCKHOLDERS

         The following table sets forth the name of each Selling Stockholder, the number of shares of Common Stock beneficially owned by each Selling Stockholder as of February 19, 1998, and the number of Shares registered hereby that each Selling Stockholder may offer and sell pursuant to this Prospectus. However, because the Selling Stockholders may offer all or a portion of the Shares at any time and from time to time after the date hereof, the exact number of Shares that each Selling Stockholder may retain upon completion of the Offering cannot be determined at this time. To the knowledge of the Company, none of the Selling Stockholders has had any material relationship with the Company except as set forth in the footnotes to the following table and as more fully described elsewhere in this Prospectus (including the information incorporated by reference in this Prospectus).

                                                                                                BENEFICIAL OWNERSHIP
                                                                                                   AFTER OFFERING
                                                    BENEFICIAL OWNERSHIP                        (ASSUMING ALL SHARES
                                                    PRIOR TO OFFERING (1)                      REGISTERED ARE SOLD)(1)
                                                    ---------------------                      -----------------------
                                                                           NUMBER OF SHARES
                                                               PERCENT    BEING REGISTERED IN                  PERCENT
                  NAME                               SHARES    OF TOTAL      THE OFFERING      SHARES          OF TOTAL

Massachusetts Mutual Life Insurance Company(2)     231,000(3)     *             231,000          --              --
Massachusetts Mutual Corporate Value Partners
     Limited (2)                                    69,000(3)     *              69,000          --              --
Victory Ventures LLC                               115,000(3)     *             115,000          --              --
Putnam Variable Trust - Putnam VT Voyager
     Fund(4)                                       176,100(3)     *             176,100          --              --
Putnam Diversified Equity Fund (4)                  26,500(3)     *              26,500          --              --
Putnam Voyager Fund II (4)                          50,600(3)     *              50,600          --              --
Putnam Voyager Fund (4)                            746,800(3)    1.6            746,800          --              --
Gabelli International Limited                       50,000(3)     *              50,000          --              --
Whitier Trust Co.                                  100,000(3)     *             100,000          --              --
Network Fund III, Ltd. (5)                          70,000(3)     *              70,000          --              --
Network Fund IV, LLC (5)                            30,000(3)     *              30,000          --              --
Chilton QP Investment Partners, L.P. (6)            11,630(3)     *              11,630          --              --
Chilton Opportunity Trust, L.P. (6)                  8,665(3)     *               8,665          --              --
Chilton Opportunity International (BVI) Ltd. (6)    10,310(3)     *              10,310          --              --
Chilton International (BVI) Ltd. (6)                89,980(3)     *              89,980          --              --
Chilton Investment Partners, L.P. (6)               79,415(3)     *              79,415          --              --
Clarke H. Bailey                                    10,000(3)     *              10,000          --              --
Robert L. Egan                                      10,000(3)     *              10,000          --              --
Straus-Spelman L.P. (7)                             17,000(3)     *              17,000          --              --
Straus Partners L.P. (7)                            83,000(3)     *              83,000          --              --
Willametta K. Day Foundation                        40,000(3)     *              40,000          --              --
Oscar Investment Fund, L.P.                         20,000(3)     *              20,000          --              --
Kobrick Offshore Fund, Ltd. (8)                      1,700(3)     *               1,700          --              --
Kobrick Fund, L.P. (8)                              43,800(3)     *              43,800          --              --
Kobrick-Cendant Capital Fund (8)                    27,600(3)     *              27,600          --              --
Kobrick-Cendant Emerging Growth Fund (8)            26,900(3)     *              26,900          --              --
Cascade Investment LLC                             500,000(3)    1.1            500,000          --              --
Drake & Company                                    100,000(3)     *             100,000          --              --
Hathaway Partners Investment L.P.                   30,000(3)     *              30,000          --              --
Warburg Pincus Emerging Growth Fund                400,000(3)     *             400,000          --              --
IDS Life Managed Fund, Inc.                        750,000(3)    1.6            750,000          --              --
Zeke L.P.                                          100,000(3)     *             100,000          --              --
Berrard Holdings Limited Partnership               100,000(3)     *             100,000          --              --

                                                                                                BENEFICIAL OWNERSHIP
                                                                                                   AFTER OFFERING
                                                    BENEFICIAL OWNERSHIP                        (ASSUMING ALL SHARES
                                                    PRIOR TO OFFERING (1)                      REGISTERED ARE SOLD)(1)
                                                    ---------------------                      -----------------------
                                                                           NUMBER OF SHARES
                                                               PERCENT    BEING REGISTERED IN                  PERCENT
                  NAME                               SHARES    OF TOTAL      THE OFFERING      SHARES          OF TOTAL

Porter Partners, L.P.                               75,000(3)     *             75,000          --               --
Aaron Fleck                                        100,000(3)     *            100,000          --               --
Lancaster Investment Partners, L.P.                150,000(3)     *            150,000          --               --
South Ferry Building Company                        46,000(3)     *             46,000          --               --
Aaron Wolfson                                        4,000(3)     *              4,000          --               --
Millisor & Nobil Co., L.P.A                        384,615        *             96,154     288,461                *
Marvin B. Basil (9)                                 64,513        *              9,676      54,837                *
Eleanor A. Basil (9)                                64,513        *              9,676      54,837                *
Connie B. Freeman (10)                              29,204        *              4,381      24,823                *
Paul K. Freeman (10)                               179,204        *            154,381      24,823                *
Scott D. Chapman                                    49,255        *             12,314      36,941                *
Roy Simmons                                         49,255        *             12,314      36,941                *
Ralph M. Daniel, Jr                                274,423        *            274,423          --               --
J. Michael Meador                                  274,423        *            274,423          --               --
Frederick Bass                                     401,258        *            240,755     160,503                *
Gary A. Nagler                                     225,708        *            135,425      90,283                *

-----------------
*        Less than 1%.

(1) Shares of Common Stock that are not outstanding but that may be acquired by a person upon exercise of options or warrants within 60 days after the date of this Prospectus are deemed outstanding for the purpose of computing the number of shares and the percentage of outstanding shares beneficially owned by such person; however, such shares are not deemed outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by any other person.

(2) Each of these entities has a common investment advisor, which may be deemed to be the beneficial owner of all of the shares held by such entities.

(3) Acquired from CBIZ and certain selling stockholders through a private placement on February 6, 1998.

(4) Each of these entities has a common investment advisor, which may be deemed to be the beneficial owner of all of the shares held by such entities.

(5) Each of these entities has a common investment advisor, which may be deemed to be the beneficial owner of all of the shares held by such entities.

(6) Each of these entities has a common investment advisor, which may be deemed to be the beneficial owner of all of the shares held by such entities.

(7) Each of these entities has a common investment advisor, which may be deemed to be the beneficial owner of all of the shares held by such entities.

(8) Each of these entities has a common investment advisor, which may be deemed to be the beneficial owner of all of the shares held by such entities.

(9) Marvin and Eleanor Basil are married and each of them may be deemed to beneficially own the shares of the other.

(10) Connie and Paul Freeman are married and each of them may be deemed to beneficially own the shares of the other.

                              PLAN OF DISTRIBUTION

         The Shares may be sold or distributed from time to time by or for the account of the Selling Stockholders, or their pledgees on behalf of the Selling Stockholder, in transactions (which may involve crosses and block transactions) on Nasdaq or any national securities exchange or U.S. inter-dealer quotation system of a registered national securities association on which the Shares are then listed, in the over-the-counter market, in one or more privately negotiated transactions (including sales pursuant to pledges), through the writing of options on the Shares, in a combination of such methods of distribution or by any other legally available means. This Prospectus also may be used, with the Company's consent, by donees of the Selling Stockholders, or by other persons acquiring Shares and who wish to offer and sell such Shares under circumstances requiring or making desirable its use. Such methods of sale may be conducted by the Selling Stockholders at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices otherwise negotiated. The Selling Stockholders may effect such transactions directly, or indirectly through broker-dealers or agents acting on their behalf and, in connection with such sales, such broker-dealers or agents may receive compensation in the form of commissions or discounts from the Selling Stockholders and/or the purchasers of the Shares for whom they may act as agent or to whom they sell Shares as principal or both (which commissions or discounts might be in excess of customary commissions). To the extent required, the Company will file, during any period in which offers or sales are being made, one or more supplements to this Prospectus to set forth the names of donees of Selling Stockholders and any other material information with respect to the plan of distribution not previously disclosed.

         The Shares may be sold from time to time by the Selling Stockholders, or by pledgees, donees, transferees or other successors in interest. The Selling Stockholders may also loan or pledge the Shares registered hereunder to a broker-dealer and the broker-dealer may sell the Shares so loaned or upon a default the broker-dealer may effect sales of the pledged Shares pursuant to this Prospectus.

         The Selling Stockholders and any such underwriters, brokers, dealers or agents that participate in such distribution may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, commissions or concessions received by any such underwriters, brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. Neither the Company nor the Selling Stockholders can presently estimate the amount of such compensation. The Company knows of no existing arrangements between any Selling Stockholder and any other Selling Stockholder, underwriter, broker, dealer or other agent relating to the sale or distribution of the Shares.

         Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of any of the Shares may not simultaneously engage in market activities with respect to the Common Stock except in accordance with applicable law. In addition and without limiting the foregoing, the Selling Stockholders will be subject to applicable provisions of the Exchange Act; including without limitation Rule 10b-5 and Regulation M, which provisions may limit the timing of purchases and sales of any of the Shares by the Selling Stockholders. All of the foregoing may affect the marketability of the Common Stock.

         The Company will not receive any of the proceeds from the sale of the Shares offered hereby. The Company will bear all expenses incident to the registration of the Shares under federal and state securities laws and the sale of the Shares hereunder other than expenses incident to the delivery of the Shares to be sold by the Selling Stockholders. Any transfer taxes payable on any Shares and any commissions and discounts payable to underwriters, agents or dealers shall be paid by the Selling Stockholders.

         In order to comply with certain states' securities laws, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Common Stock may not be sold unless the Common Stock has been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

                                  LEGAL MATTERS

         The validity of the Shares offered hereby has been passed upon for the Company by Akin, Gump, Strauss, Hauer & Feld, L.L.P. ("Akin Gump"). Mr. Rick L. Burdick, a partner with Akin Gump, is a director of the Company and is the beneficial owner of 62,500 shares of Common Stock (including options and warrants to purchase shares of Common Stock).

                                     EXPERTS

         The financial statements and schedules of Century Business Services, Inc. as of December 31, 1997, 1996 and 1995 and for each of the years in the three-year period ended December 31, 1997, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                    UNCERTAINTY OF FORWARD LOOKING STATEMENTS

         Certain statements and information in this Prospectus (including documents incorporated herein by reference, see "Incorporation of Certain Documents by Reference") constitute forward-looking statements within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Such forward-looking statements are typically punctuated by words or phrases such as "anticipate," "estimate," "projects," "management believes," "the Company believes" and words or phrases of similar import. Such statements are subject to certain risks, uncertainties or assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Among the key factors that may have a direct bearing on the Company's results of operations and financial condition are: (i) Century's ability to grow through acquisitions of strategic and complementary businesses; (ii) Century's ability to finance such acquisitions; (iii) Century's ability to manage growth;
(iv) Century's ability to integrate the operations of acquired businesses; (v) Century's ability to attract and retain experienced personnel; (vi) Century's ability to store, retrieve, process and manage significant databases; (vii) Century's ability to manage pricing of its insurance products and adequately reserve for losses; (viii) the impact of current and future laws and governmental regulations affecting Century's operations; and (ix) market fluctuations in the values or returns on assets in Century's investment portfolios.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14 -- OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the estimated expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the issuance and distribution of the securities being registered hereby.


Securities and Exchange Commission Filing Fee.......................          $ 28,284
Printing Costs .....................................................            10,000
Legal Fees and Expenses ............................................           100,000
Miscellaneous ......................................................             1,716
                                                                              --------
     Total .........................................................          $140,000

ITEM 15 -- INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") empowers a Delaware corporation to indemnify any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation or of another corporation or other enterprise at the former corporation's request, in an action by or in the right of the corporation to procure an enterprise at the former corporation's request, in an action by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in defense of any action referred to above, or in defense of any claim, issue or matter therein, the corporation must indemnify such person against the expenses (including attorneys' fees) which such person actually and reasonably incurred in connection therewith. Section 145 further provides that any indemnification shall be made by the corporation only as authorized in each specific case upon a determination that indemnification of such person is proper because he has met the applicable standard of conduct by the (i) stockholders, (ii) board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, (iii) committee of directors who are not parties to such action, suit or proceeding designated by majority vote by such disinterested directors even if less than a quorum, or (iv) independent legal counsel, if there are no such disinterested directors, or if such disinterested directors so direct. Section 145 further provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

         The Amended and Restated Certificate of Incorporation, as amended, of the Company entitles the Board of Directors to provide for indemnification of directors and officers to the fullest extent provided by law, except for liability (i) for any breach of director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends, or for unlawful stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit.

         Article VII of the Amended and Restated Bylaws of the Company provides that to the fullest extent and in the manner permitted by the laws of the State of Delaware and specifically as is permitted under Section 145 of the DGCL, the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the Company, by reason of the fact that such person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit, or proceeding if such person acted in good faith and in a manner he reasonably believed to be in and not opposed to the best interests of the Company and with respect to any criminal action or proceeding, such person had no reasonable cause to believe his conduct was unlawful. Determination of an action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that a person did not act in good faith and in a manner such person reasonably believed to be in and not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had reasonable cause to believe his conduct was lawful.

         The Amended and Restated Bylaws provide that any decision as to indemnification shall be made: (a) by the Board of Directors of the Company by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding; or (b) if such a quorum is not obtainable, or even if obtainable, if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or (c) by the stockholders. The Board of Directors of the Company may authorize indemnification of expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding. Indemnification pursuant to these provisions is not exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise and shall continue as to a person who has ceased to be a director or officer. The Company may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company.

         Further, the Amended and restated Bylaws of the Company provide that the indemnity provided will be extended to the directors, officers, employees and agents of any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence has continued, would have had power and authority to indemnify its directors, officers, and employees or agents so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of the Amended and Restated Bylaws with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

         The Company does not currently maintain a separate insurance policy relating to its directors and officers; however, the Company is currently considering purchasing and maintaining an insurance policy under which the directors and officers of the Company would be insured, within the limits and subject to the limitations of the policy, against certain expenses in connection with the defense of certain claims, actions, suits or proceedings, and certain liabilities which might be imposed as a result of such claims, actions, suits or proceedings, which may be brought against them by reason of being or having been such directors or officers.

ITEM 16 -- EXHIBITS

         The following Exhibits are filed as part of this Registration
Statement:

       EXHIBIT                   DESCRIPTION
       NUMBER                    -----------
       ------
         *3.1     --Amended and Restated Certificate of Incorporation of the
                    Company (filed as Exhibit 3.1 to Registration Statement on
                    Form 10, Commission File No. 0-25890 and incorporated herein by reference)

         *3.2     --Certificate of Amendment to the Amended and Restated
                    Certificate of Incorporation of the Company dated October
                    18, 1996 (filed as Exhibit 3.2 to Annual Report on Form 10-K for the fiscal year ended December 31, 1996 and incorporated herein by reference)

         *3.3     --Certificate of Amendment to the Amended and Restated
                    Certificate of Incorporation of the Company effective
                    October 23, 1997 (filed as Exhibit 3.3 to Annual Report on
                    Form 10-K for the fiscal year ended December 31, 1997 and
                    incorporated herein by reference)

         *3.4     --Amended and Restated Bylaws of the Company (filed as
                    Exhibit 3.2 to Registration Statement on Form 10, Commission
                    File No. 0-25890 and incorporated herein by reference)

         *4.1     --Form of Stock Certificate of Common Stock of the Company
                    (filed as Exhibit 4.1 to the Company's Registration
                    Statement on Form 10, Commission File No. 0-25890 and
                    incorporated herein by reference)

         *4.2     --Promissory Note, dated October 18, 1996, in the original aggregate principal amount of $4.0 million issued by the
                    Company payable to Alliance Holding (filed as Exhibit 99.7 to the Company's Current Report on Form 8-K dated October
                    18, 1996 and incorporated herein by reference)

         *4.3     --Form of Warrant for the purchase of the Company's Common
                    Stock (filed as Exhibit 4.3 to Annual Report on Form 10-K
                    for the fiscal year ended December 31, 1997 and incorporated herein by reference)

         5.1      --Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P.

         23.1     --Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                    (included in Exhibit 5.1)

         23.2     --Consent of KPMG Peat Marwick LLP

         23.3     --Consent of KPMG Peat Marwick LLP

         23.4     --Consent of KPMG Peat Marwick LLP

         23.5     --Consent of KPMG Peat Marwick LLP

         23.6     --Consent of KPMG Peat Marwick LLP

         23.7     --Consent of KPMG Peat Marwick LLP

         23.8     --Consent of KPMG Peat Marwick LLP

         23.9     --Consent of Altschuler, Melvoin and Glasser LLP

         23.10    --Consent of Gelfond Hochstadt Pangburn & Co.

         24.1     --Power of Attorney (included in the signature page of this
                    Registration Statement)

---------------
 * Previously filed.

ITEM 17 -- UNDERTAKINGS

         (a)      The undersigned Company hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                      (i) to include any prospectus required by Section 10 (a)
(3) of the Securities Act:

                      (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424 (b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                      (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement;

                  (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                  (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

         (b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13 (a) or section 15 (d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

         (c) Insofar as indemnification for liabilities arising under the Securities act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Valley View, State of Ohio, on February 19, 1998.


                                  CENTURY BUSINESS SERVICES, INC.



                                  By:      /s/ GREGORY J. SKODA
                                     ----------------------------------------
                                               Gregory J. Skoda
                                           Executive Vice President


                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Michael G. DeGroote and Gregory J. Skoda, and each of them, with the power to act without the other, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him in his name, place and stead, in any and all capacities, to sign on his behalf individually and in each capacity stated below any or all amendments or post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on February 19, 1998.

SIGNATURE                                            TITLE
---------                                            -----

    /s/ MICHAEL G. DEGROOTE                          President, Chief Executive Officer, Chairman of the
----------------------------------------------       Board and Director (Principal Executive Officer)
        Michael G. DeGroote


      /s/ GREGORY J. SKODA                           Executive Vice President and Director
----------------------------------------------
          Gregory J. Skoda


    /s/ CHARLES D. HAMM, JR.                         Chief Financial Officer and Treasurer (Principal
----------------------------------------------       Accounting and Financial Officer)
        Charles D. Hamm, Jr.


       /s/ RICK L. BURDICK                           Director
----------------------------------------------
           Rick L. Burdick


        /s/ JOSEPH S. DiMARTINO                      Director
----------------------------------------------
            Joseph S. DiMartino


          /s/ HARVE A. FERRILL                       Director
----------------------------------------------
              Harve A. Ferrill


         /s/ HUGH P. LOWENSTEIN                      Director
----------------------------------------------
             Hugh P. Lowenstein


          /s/ RICHARD C. ROCHON                      Director
----------------------------------------------
              Richard C. Rochon

                               INDEX TO EXHIBITS

       EXHIBIT                   DESCRIPTION
       NUMBER                    -----------
       ------
         *3.1     --Amended and Restated Certificate of Incorporation of the
                    Company (filed as Exhibit 3.1 to Registration Statement on
                    Form 10, Commission File No. 0-25890 and incorporated herein by reference)

         *3.2     --Certificate of Amendment to the Amended and Restated
                    Certificate of Incorporation of the Company dated October
                    18, 1996 (filed as Exhibit 3.2 to Annual Report on Form 10-K for the fiscal year ended December 31, 1996 and incorporated herein by reference)

         *3.3     --Certificate of Amendment to the Amended and Restated
                    Certificate of Incorporation of the Company effective
                    October 23, 1997 (filed as Exhibit 3.3 to Annual Report on
                    Form 10-K for the fiscal year ended December 31, 1997 and
                    incorporated herein by reference)

         *3.4     --Amended and Restated Bylaws of the Company (filed as
                    Exhibit 3.2 to Registration Statement on Form 10, Commission
                    File No. 0-25890 and incorporated herein by reference)

         *4.1     --Form of Stock Certificate of Common Stock of the Company
                    (filed as Exhibit 4.1 to the Company's Registration
                    Statement on Form 10, Commission File No. 0-25890 and
                    incorporated herein by reference)

         *4.2     --Promissory Note, dated October 18, 1996, in the original aggregate principal amount of $4.0 million issued by the
                    Company payable to Alliance Holding (filed as Exhibit 99.7 to the Company's Current Report on Form 8-K dated October
                    18, 1996 and incorporated herein by reference)

         *4.3     --Form of Warrant for the purchase of the Company's Common
                    Stock (filed as Exhibit 4.3 to Annual Report on Form 10-K
                    for the fiscal year ended December 31, 1997 and incorporated herein by reference)

         5.1      --Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P.

         23.1     --Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                    (included in Exhibit 5.1)

         23.2     --Consent of KPMG Peat Marwick LLP

         23.3     --Consent of KPMG Peat Marwick LLP

         23.4     --Consent of KPMG Peat Marwick LLP

         23.5     --Consent of KPMG Peat Marwick LLP

         23.6     --Consent of KPMG Peat Marwick LLP

         23.7     --Consent of KPMG Peat Marwick LLP

         23.8     --Consent of KPMG Peat Marwick LLP

         23.9     --Consent of Altschuler, Melvoin and Glasser LLP

         23.10    --Consent of Gelfond Hochstadt Pangburn & Co.

         24.1     --Power of Attorney (included in the signature page of this
                    Registration Statement)

---------------
 * Previously filed.